Exhibit 99.1
Cogo Group, Inc. Reports 2008 Third Quarter Results

•	Q3 Net Revenue: $74.8 million (a year-on-year increase of 33.3%)
•	Q3 Net Income: $1.4 million GAAP ($5.4 million Non-GAAP with a year-on-year decrease of 24.7%)
•	Q3 EPS Diluted: $0.04 GAAP ($0.14 Non-GAAP EPS Diluted with a year-on-year decrease of 22.2%)
•	Q4 guidance: $80-82 million in revenue and $0.18 Non-GAAP EPS Diluted
•	Management expects continued growth in 2009

SHENZHEN, China, Nov 6, 2008—Cogo Group, Inc. (NASDAQ: COGO), a China-based provider of customized module design solutions as well as engineering and technology services to domestic and international companies, today announced its unaudited financial results for the third quarter 2008. The Company reported quarterly revenue of $74.8 million, up 33.3% year-over-year, compared to $56.1 million in the third quarter of 2007.  The Company continued to experience growth across all product categories - mobile handsets, telecommunication equipment, digital media and industrial applications - which it believes are among the fastest growing markets in China.

Net income for the third quarter of 2008 was $1.4 million, down 74.9% from $5.5 million for the same period last year, with Non-GAAP net income down 24.7% over the same period last year.  Earnings per common share (“EPS”) Diluted on a U.S. GAAP basis were $0.04, and Non-GAAP EPS Diluted (which excludes share-based compensation expenses and acquisition related costs including amortization and impairment of intangible assets, recognized deferred taxation and impairment of goodwill) was $0.14, down 22.2% from the third quarter of 2007.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q3 2008(1)	Q3 2007(1)	Percent Change
Consolidated Revenue	$74,794	$56,100	33.3%
Cost of Sales	$64,453	$45,179	42.7%
Gross Profit	$10,341	$10,921	-5.3%
Net Operating Expenses	$10,200	$5,976	70.7%
Income from Operations	$141	$4,945	-97.1%
Net Income(2)	$1,377	$5,477	-74.9%
EPS Diluted	$0.04	$0.14	-71.4%
Non-GAAP EPS Diluted	$0.14	$0.18	-22.2%

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 6.7899 as of September 30, 2008 and US $ 1 to RMB 7.4928 as of September 30, 2007.
(2)
Included in the Q3 2008 net income was an amount of $1.5 million in respect of share-based compensation expense in accordance with Statement of Financial Accounting Standards of No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and $2.5 million acquisition related costs including amortization and impairment of purchased intangible assets, recognized deferred taxation and impairment of goodwill. Non-GAAP net income, excluding the effects of share-based compensation expense and acquisition related costs, was $5.4 million or a $0.14 Non-GAAP EPS Diluted in Q3 2008.

Third quarter highlights and recent updates:

•	Signed agreement with Microsoft Windows Embedded Business to be an authorized distributor partner in China to expand digital media and industrial control businesses
•	Signed supplier partnership with Maxim Integrated Products, Inc. to expand business in industrial applications and digital media markets
•
Repurchased a total of 3,735,354 shares with a weighted average of $6.10 per share pursuant to stock repurchase program as of October 31, 2008. Under the stock repurchase program, the Company may repurchase up to 5 million shares of its outstanding common stock on the open market or in negotiated transactions. The company may repurchase 1,264,646 shares in addition to the transactions made between the program’s commencement and October 31, 2008.

Recent Developments

Jeffrey Kang, CEO of Cogo Group, Inc. commented that in order to turn the unfavorable end market environment to the company’s advantage, management adopted a business strategy to expand market share by lowering gross margin in the third quarter.  He said, “During the third quarter’s economic slowdown, we have focused on expanding market share and increasing revenue. We continued to outperform expectations, delivering over 30% revenue growth in a tough end-market environment. The transition to a lower margin model is now complete, and our business is meeting our expectation for the fourth quarter.

“We believe that the fourth quarter of 2008 will offer stable demand in both the mobile handset and digital media end-markets and seasonally strong growth in the telecommunications equipment and new industrial application businesses. Although the current financial market and the slowdown in the global economy have adversely impacted our end-markets, because of our diverse customer base (1,188 active customers in Q3) and product offerings, as well as swift implementation of a down-market strategy, we managed to continue to grow in the second half of 2008. We remain optimistic regarding the company’s projected revenue growth of approximately 30% in 2008.

“The outlook for 2009 seems to be that of another challenging year, but we see great opportunities. The global financial crisis and slowdown in demand will likely impact Cogo’s end-markets. However, we remain encouraged by a softened monetary policy in China and the government’s administrative measures to stimulate the economy. Cogo plans to continue its growth by increasing the average sales price (ASP) in its existing mobile handsets and digital media end-markets and aggressively expanding into new end-markets through acquisitions. In addition to its existing supplier partnerships, the company has recently signed new agreements with Microsoft, Maxim and a few others.  We will continue to increase the number of supplier partnerships to enrich our solution portfolios. Cogo expects organic growth coupled with the current acquisition to help it achieve its 2009 growth target. In the event of an expected continued economic downturn, Cogo will take advantage of weakened competition and leverage its unique business model and large net cash position to support sustainable growth in 2009.”

Financial Results

Revenue for the third quarter was $74.8 million, an increase of 33.3% compared to $56.1 million reported for the same period last year. The revenue breakdown is as follows: $26.2 million, or 35.0% of total sales, for mobile handsets, representing a 13.2% increase year-over-year; $22.4 million, or 29.9% of total sales, for telecommunications equipment, representing a 36.0% increase year-over-year; and $22.5 million, or 30.1% of total sales, for digital media products, representing a significant increase of 65.4% year-over-year.

The Company’s service business contributed $0.7 million in revenue for the third quarter and accounted for approximately 0.9% of total sales, representing a decrease of 76.4% year-over-year. During the quarter, Cogo generated revenue of $3.1 million from component sales relating to the Industrial Application Business, which includes industrial solutions targeted at the Green Energy and Auto-electronics sectors, amounting to 4.1% of total revenue.

Cost of sales, which includes the aggregate purchase cost of components from suppliers and the direct cost of services, was $64.5 million compared to $45.2 million, representing an increase of 42.7% year-over-year. Gross profit for the third quarter was $10.3 million, down 5.3% compared to $10.9 million during the third quarter of last year. Gross margin for the third quarter decreased to 13.8% compared to 19.5% reported during the third quarter of 2007, due to the unfavorable product mix reflecting growing demands in the lower gross margin low-end segment of the handset market.

Selling, general and administrative expenses totaled $8.1 million, up 77.1%, compared to $4.6 million reported for the third quarter of last year. The increase was mainly attributable to the increased amortization and impairment of intangible assets, exchange loss and impairment of goodwill of Shanghai E & T, and was offset in part by a decrease in bad debt provision. Research and development (R&D) expenses increased by 49.7% to $2.1 million compared to $1.4 million in the third quarter of 2007. The increase was attributable to a rise in R&D personnel related costs and additional expenditure in new market development. Capital expenditure was $0.9 million compared to $1.0 million during the same quarter in the prior year. The drop was attributable to a decrease in the purchase of properties and equipment. Depreciation was $1.0 million compared to $0.5 million reported in the third quarter of 2007.

Income from operations was $0.1 million, down 97.1% as compared to $4.9 million for the third quarter of 2007. Operating margin for the third quarter was 0.2% versus 8.8% for the third quarter of 2007. Excluding the effects of share-based compensation and acquisition related costs, Non-GAAP operating margin would have been 6.1% for the third quarter of 2008, compared to 11.8% for the same period in 2007. There was a net income tax benefit of $0.3 million during the third quarter, compared to an income tax expense of $0.5 million reported in the same period of 2007.  The significant change in income taxes was mainly attributed to the settlement of deferred tax liabilities of $0.4 million for the quarter ended September 30, 2008. Minority interests’ share of income was $0.1 million, similar to the result reported over the same period in 2007.

Net income for the third quarter was $1.4 million or EPS Diluted of $0.04 on a U.S. GAAP basis, compared to net income of $5.5 million, or EPS Diluted of $0.14 in the third quarter of 2007. Included in net income for the quarter was an amount of $1.5 million for share-based compensation expenses and $2.5 million for acquisition related costs including amortization and impairment of purchased intangible assets, recognized deferred taxation and impairment of goodwill. Excluding the stock-based compensation expense and acquisition related costs including amortization and impairment of purchased intangible assets, recognized deferred taxation and impairment of goodwill, the Company would have reported a net income of $5.4 million or $0.14 Non-GAAP EPS Diluted for the third quarter. The weighted average number of shares used in the calculation of EPS Diluted was 39.2 million compared to 39.5 million in the third quarter of 2007, mainly due to shares bought back under the current stock repurchase program.

For the nine-month period ended September 30, 2008, the Company reported revenue of $205.9 million, an increase of 34.2% compared to $153.4 million reported during the same period in 2007. Gross profit was $34.9 million, an increase of 17.7% compared to $29.6 million reported during the same period in 2007. Gross margin was 16.9% of sales, compared to a gross margin of 19.3% for the same period last year. Net operating expenses were $24.0 million, an increase of 55.0% as compared to $15.5 million for the same period last year. Income from operations was $10.9 million, a decrease of 23.0% from the $14.2 million reported during the prior year period. Non-GAAP operating margins, excluding share-based compensation expense and acquisition related costs, were 9.8%, down 18.2% as compared to the same period last year, as a result of the lower gross margin. The Company had an effective tax rate of 3.7% compared to 8.6% during same period of the prior year. The significant change in income taxes was mainly attributed to the settlement of deferred tax liabilities of $0.9 million for the nine-months ended September 30, 2008. There was $0.1 million minority interests’ income during the nine-month period, compared to $0.4 million for the nine months ended September 30, 2007. Net income for the three-quarter period decreased slightly by 7.5% to $13.4 million, or $0.33 per fully diluted share compared to $14.4 million or $0.39 per fully diluted share for the same period last year.

Balance Sheet

As of September 30, 2008, the Company completed the quarter with cash of $117.1 million, down slightly from $122.5 million at the end of June 30, 2008, attributable to payment of an acquisition consideration and a stock repurchase program.  Inventory decreased slightly from $15.2 million as of June 30, 2008 to $20.9 million as of September 30, 2008. The Company continues to be in a strong financial position with a current ratio of 4.1 to 1. Inventory turnover was 30 days. Receivables were collected in an average of 91 days. Operating cash flows for the quarter ended September 30, 2008 were positive at $11.4 million. Intangible assets increased slightly to $22.8 million at the end of September 30, 2008 as compared to $19.8 million at the end of June 30, 2008. Goodwill was $17.2 million at the end of September 30, 2008. Shareholders’ equity was $210.9 million as of September 30, 2008, a slight decrease from $217.5 million as of June 30, 2008.

Business Outlook

Based on current visibility, management provides fourth quarter guidance of $80-82 million in revenue with Non-GAAP EPS Diluted estimated at $0.18.

Mr. Kang commented, “Cogo has been able to create a pattern of sustainable and solid growth over the past five years because of our ability to identify growing industries, expanding our customer base, and generating repeat revenue from our customers. In Q3, our client base grew 3% to 1,188 active customers, with Average Revenue per User (ARPU) of $63 thousand, up almost 7% quarter-over-quarter. By strategically decreasing the weight of the mobile business while continuing to expand our customer base and increasing ARPU, particularly in new high growth industries, management is committed to driving sustainable high growth and providing significant returns to our shareholders. With our in-depth knowledge of the industry and strategic market insights, I am confident that management can implement a sound approach quickly to address any challenges we may face going forward. ”

Teleconference Information
Cogo 2008 Q3 Earnings Results Conference Call

Date/ Time:
November 6, 2008 (Thursday) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-800-762-8908
International: +1 (480) 248-5081

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=0000576B.

Replay:
US/ Canada Toll-Free: 1-800-406-7325 (Passcode: 3932201)
International: +1 (480) 590 3030 (Passcode: 3932201)

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo Group focuses on the mobile handset, telecommunications equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 1,000 manufacturers across the mobile handset, telecommunications equipment, industrial and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:           +852 2730 1518
U.S.:           +1 (646) 291 8998
Fax:           +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, mobile handset and telecommunications businesses, such as business with Microsoft and Maxim, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets, 2) Non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets,  3) Non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets and 4) Non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization and impairment of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these non- GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization and impairment of purchased intangible assets that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE QUARTERS ENDED SEPTEMBER 30, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2008	September 30, 2008	September 30, 2007
	$'000	RMB'000	RMB'000

Net revenue
Product sales	74,099	503,128	398,319
Services revenue	695	4,717	22,029
	74,794	507,845	420,348
Cost of sales
Cost of goods sold	(63,912)	(433,954)	(323,106)
Cost of services	(541)	(3,674)	(15,409)
	(64,453)	(437,628)	(338,515)
Gross profit	10,341	70,217	81,833
Selling , general and administrative expenses	(8,058)	(54,718)	(34,101)
Research and development expenses	(2,143)	(14,550)	(10,732)
Other net operating income	1	8	52
Income from operations	141	957	37,052
Interest expense	(28)	(191)	(352)
Interest income	1,085	7,366	9,042
Income before income taxes and minority interests	1,198	8,132	45,742
Income tax benefit / (expense)	285	1,936	(3,977)
Income before minority interests	1,483	10,068	41,765
Minority interests	(106)	(717)	(727)
Net income	1,377	9,351	41,038
	-

Earnings per share	$	RMB	RMB
- Basic	0.04	0.24	1.07
- Diluted	0.04	0.24	1.04

- Basic		38,869,625	38,348,566
- Diluted		39,233,125	39,541,644

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(in thousands, except share data)

	September 30, 2008	September 30, 2008	December 31, 2007
	$’000	RMB’000	RMB’000
Assets
Current assets:
Cash	117,070	794,894	919,650
Pledged bank deposits	7,000	47,529	51,603
Accounts receivable, net of allowance for doubtful accounts	73,730	500,616	418,329
Bills receivable	4,561	30,968	35,300
Inventories	20,916	142,015	129,892
Prepaid expenses and other receivables	3,343	22,701	18,306
Total current assets	226,620	1,538,723	1,573,080

Property and equipment, net	2,803	19,032	17,848
Intangible assets, net	22,826	154,985	148,659
Investment in an affiliated company	61	416	416
Goodwill	17,165	116,549	99,474
Other assets	209	1,423	1,063
Total Assets	269,684	1,831,128	1,840,540

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	30,542	207,379	174,628
Bank borrowings	-	-	9,080
Amounts due to related parties	-	-	1,403
Income taxes payable	1,737	11,792	6,957
Accrued expenses and other liabilities	22,056	149,759	169,046
Deferred income taxes	721	4,896	4,071
Total current liabilities	55,056	373,826	365,185
Deferred income taxes	2,997	20,351	21,487
Total liabilities	58,053	394,177	386,672
Minority Interest	728	4,944	-

Stockholders’ equity
Common stock Par value: USD 0.01 Authorized: 200,000,000 Shares; Issued and outstanding: 38,676,072 shares in 2008 and 38,496,167 shares in 2007	466	3,162	3,150
Treasury stock- 2,515,036 shares, at cost	(17,149)	(116,441)	-
Additional paid-in capital	167,398	1,136,616	1,085,459
Retained earnings	76,446	519,062	428,333
Accumulated other comprehensive loss	(16,258)	(110,392)	(63,074)
Total stockholders’ equity	210,903	1,432,007	1,453,868

Total liabilities and stockholders’ equity	269,684	1,831,128	1,840,540

COGO GROUP, INC. and SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED SEPTEMBER 30, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended September 30
	2008	2007
	$'000	$'000
Net Income
GAAP net income	1,377	5,477
Share-based compensation expense	1,506	1,351
Acquisition related costs - amortization and impairment of purchased intangible assets, recognized deferred taxation and impairment of goodwill	2,487	300
Non-GAAP net income	5,370	7,128

Income from operation
GAAP income from operations	141	4,945
Share-based compensation expense	1,506	1,351
Acquisition related costs - amortization and impairment of purchased intangible assets	2,884	300
Non-GAAP income from operation	4,531	6,596

Operating Margin
GAAP operating margin	0.2%	8.8%
Non-GAAP operating margin	6.1%	11.8%

Earnings per share	$	$
GAAP net income per common share- Basic	0.04	0.14
GAAP net income per common share- Diluted	0.04	0.14

Non-GAAP net income per common share- Basic	0.14	0.19
Non-GAAP net income per common share- Diluted	0.14	0.18

Weighted average number of common shares outstanding
Non-GAAP net income per common share- Basic	38,869,625	38,348,566
Non-GAAP net income per common share- Diluted	39,233,125	39,541,644